UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☑                Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Invitation to the Special Shareholder Meeting

(“Special Shareholder Meeting”) of Allied World Assurance Company Holdings, AG (the “Company”)

Thursday, October 17, 2013, 2:00 p.m. Central European Time (doors open at 1:30 p.m. Central European Time)

at the corporate headquarters of Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug, Switzerland

AGENDA ITEM

ITEM 1

To Elect Eric S. Schwartz as a Class I Director of the Company to serve until the Company’s Annual Shareholder Meeting in 2014

ORGANIZATIONAL MATTERS

Admission to the Special Shareholder Meeting

Shareholders who were registered in the Company’s share register on September 11, 2013 have received the Company’s Proxy Statement and proxy card from Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of shares have received or will receive instructions from their bank, brokerage firm or other nominee acting as shareholder of record to indicate how they wish their shares to be voted. Beneficial owners who wish to vote in person at the Special Shareholder Meeting are requested to obtain a power of attorney from their bank, brokerage firm or other nominee that authorizes them to vote the shares held by them on their behalf. In addition, you must bring to the Special Shareholder Meeting an account statement or letter from your bank, brokerage firm or other nominee indicating that you are the owner of the Company’s Common Shares. Shareholders of record registered in the Company’s share register are entitled to participate in and vote at the Special Shareholder Meeting. Each share is entitled to one vote. The exercise of voting rights is subject to the voting restrictions set out in the Company’s Articles of Association.

Shareholders who upon application become registered as shareholders of record with respect to their Common Shares in the Company’s share register and become a shareholder of record for those shares (as opposed to a beneficial holder of shares held in “street name”), after September 11, 2013, but on or before October 1, 2013, and want to vote those shares at the Special Shareholder Meeting, will need for identification purposes to obtain a proxy from the registered voting rights record holder of those shares as of September 11, 2013 to vote their shares in person at the Special Shareholder Meeting. Alternatively, they may also obtain the proxy materials by contacting the Corporate Secretary, attention Wayne H. Datz, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com. Shareholders registered in the Company’s share register (as opposed to a beneficial holder of shares held in “street name”) on September 11, 2013 who have sold their Common Shares prior to October 1, 2013 will not be entitled to vote those shares at the Special Shareholder Meeting.

Granting of Proxy

If you are a shareholder of record and do not wish to attend the Special Shareholder Meeting, you have the right to grant a proxy directly to the Company officers named in the proxy card. In addition, under Swiss corporate law you can: (i) appoint Ms. Jeanine Latour, of Buis Buergi AG, Muehlebachstrasse 8, P.O. Box 672, CH-8024 Zurich, Switzerland, as independent proxy, with full rights of substitution, with the corresponding proxy card; or (ii) grant a written proxy to any person who is not a shareholder. Proxies issued to the independent proxy must be received no later than noon, CET, on October 10, 2013.

Registered shareholders who have appointed a Company officer or the independent proxy as a proxy may not vote in person at the Special Shareholder Meeting or send a proxy of their choice to the meeting unless they revoke or change their proxies. Revocations to the independent proxy must be received by him by no later than noon, CET, on October 10, 2013.

With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company officer acting as proxy and the independent proxy will vote according to the recommendations of the Board. If new agenda items (other than those on the agenda) or new proposals or motions regarding agenda items set out in this invitation to the Special Shareholder Meeting are being put forth before the meeting, the Company officer acting as proxy and the independent proxy will vote in accordance with the recommendation of the Board in the absence of other specific instructions.

Beneficial owners who have not obtained a power of attorney from their bank, brokerage firm or other nominee are not entitled to participate in or vote at the Special Shareholder Meeting.

Proxy Holders of Deposited Shares

Proxy holders of deposited shares in accordance with Swiss corporate law are kindly asked to inform the Company of the number of the shares they represent as soon as possible, but prior to the date of the Special Shareholder Meeting, at the Company’s corporate headquarters.

Admission office

The admission office opens on the day of the Special Shareholder Meeting at 1:30 p.m. CET. Shareholders of record attending the meeting are kindly asked to present their proxy card as proof of admission at the entrance.

Zug, September 24, 2013

On behalf of the Board of Directors

Wayne H. Datz

Corporate Secretary